Ruddick Releases Third Quarter 2001 Results
CHARLOTTE, N.C., July 25 /PRNewswire/ -- Ruddick Corporation (NYSE: RDK) reported that consolidated sales for its third fiscal quarter ended July 1, 2001 increased by 3% to $702 million from $683 million in the third quarter of fiscal 2000. For the nine months ended July 1, 2001, total sales grew 5%, from $2.01 billion in 2000 to $2.11 billion in fiscal 2001. Increased sales at Harris Teeter, Inc., the Company's supermarket subsidiary were partially offset by a decline in sales at American & Efird, Inc. (A&E), the Company's textile subsidiary.

Consolidated net income excluding non-recurring charges, after tax effect, decreased 4% to $11.8 million, or $.25 per share this quarter compared to $.27 per share in the same period last year. These earnings equaled the consensus of analyst estimates as reported by First Call. The Company reported that the decline in earnings before non-recurring charges was wholly attributable to weak business conditions at A&E and that Harris Teeter achieved very strong operating profits. For the nine-month period in fiscal 2001, consolidated net income excluding non-recurring charges related to store divestiture, impairment, and income tax fell 8% to $35.7 million, or $.77 per share, from $39.0 million, or $.84 per share in the comparable period last year.

As previously disclosed, in this year's third quarter, the Company incurred one-time charges of $45.0 million, or $27.4 million after net tax benefits of $17.6 million, related to the sale of 26 Harris Teeter stores in non-core markets. The stores sold include 14 stores in Georgia -- Atlanta and Athens and 12 stores in South Carolina -- Greenville, Spartanburg, Myrtle Beach, Litchfield and Columbia. The transactions closed July 9, 2001. The charges reflect the excess of the net book value of leasehold improvements and equipment over the net proceeds, which include cash received in consideration for assignments of leases and sale of equipment and leasehold improvements less expenses associated with the transactions including costs for severance and inventory liquidation. Additionally, the Company also recorded a one-time charge in this year's third quarter of $2.1 million, or $1.3 million after net tax benefits of $0.8 million, relating primarily to the permanent impairment of an A&E spinning facility which has been closed.

Including these one-time charges, the Company incurred a consolidated net loss of $16.9 million ($27.7 million before tax benefits) for the third quarter of this fiscal year. Including these one-time charges, the loss per share after taxes was $.36.

For the nine-month period ended July 1, 2001, the Company posted a net loss of $12.9 million or $0.28 per share, which also includes the one-time income tax charge of $20 million taken in the second quarter to reflect the terms of settlement with the Internal Revenue Service for tax exposure primarily related to the disallowance of deductions for its corporate owned life insurance (COLI) policy loan interest for all years of the insurance program.

Harris Teeter's sales increased by 5% to $622 million in the third quarter as compared to the prior year period. For the year to date, Harris Teeter sales increased 6.5% to $1,863 million compared to the first three quarters of 2000. Comparable store sales (excluding the 26 divested stores) increased by 2.08% in the third quarter as compared to 2.25% in the third quarter of fiscal 2000. Year-to-date comparable store sales (excluding the 26 divested stores) increased by 2.94%, compared to 1.33% last year.

Thomas W. Dickson, President of Ruddick, stated that "We are very pleased with the continued growth in our comparable store sales and the improvement in our operating margins."

Harris Teeter's operating profit of $20.3 million before non-recurring charges in the third quarter of 2001 increased 48% from $13.7 million in the third quarter of 2000. Year to date, operating profit before non-recurring charges increased 23%, from $45.2 million in 2000 to $55.5 million in 2001. Operating margin on sales before non-recurring charges improved to 3.26% in the third quarter of 2001 from 2.31% in the comparable period for fiscal 2000, and improved to 2.98% for the year to date from 2.59% in the comparable period for fiscal 2000.

The 26 stores sold accounted for approximately $66.7 million of sales in the third quarter and $205.4 million for the nine months, or 10.7% and 11.0% of Harris Teeter's total sales for the three and nine month periods ended July 1, 2001 respectively. The Company estimates that pro-forma operating profit, excluding the stores that were sold, would have been $21.3 million (3.83% of pro-forma sales) and $63.0 million (3.80% of pro-forma sales) for the three and nine month periods, respectively.

"The operating margin in the third quarter showed further improvement over the second quarter, which had been the best in more than ten years. We also expect continued improvements in operating performance in future periods from our divestiture of 26 stores," Dickson said.

The Company opened three stores in the third quarter and operated 137 stores at quarter end, after giving effect to the 26 stores divested. Harris Teeter anticipates opening one replacement store in the fourth fiscal quarter.

Ruddick's other operating subsidiary, American & Efird, continues to experience sluggish sales primarily due to the slowdown in consumer spending in the U.S. and increased apparel imports. Sales for the third quarter of 2001 of $80.0 million decreased 11% compared to $90.4 million in the comparable period in fiscal 2000. Year-to-date sales decreased by 6%, from $261.1 million in the nine-month period of 2000 to $246.2 million in fiscal 2001.

A&E's operating profit before non-recurring charges fell 57% from $12.2 million in the third quarter of fiscal 2000 to $5.2 million this year, reflecting lower production volumes and competitive price pressures. For the year to date, operating profit before non-recurring charges decreased by 40% from $35.9 million in 2000 to $21.5 million in 2001. The operating margin on sales before non-recurring charges decreased as well, to 6.6% in the current third quarter from 13.5% in the third quarter of 2000. For the year to date, the operating margin before non-recurring charges fell from 13.8% in 2000 to 8.7 % in 2001. A&E management expects the pressure on operating margins to continue in the fourth quarter.

Dickson added that "The slowdown in the textile economy is widespread and shows no signs of easing. We are taking prudent and proactive steps to address this problem and have permanently closed one of A&E's six spinning plants in North Carolina and will consolidate a portion of the production volumes from the Gastonia, NC dyeing & finishing plant to the Mount Holly, NC dyeing & finishing plant. This consolidation is designed to allow A&E to operate more efficiently at current and anticipated volume levels and to provide better work schedules for the remaining associates. While we are disappointed with the lower level of sales and profits at A&E, we believe the decline should be viewed in the context of adverse industry conditions. The Company is well positioned to benefit when general economic conditions improve."

Foreign sales continued to show growth in the third fiscal quarter, but at a much slower pace than the 19% reflected last quarter. Foreign sales represented 42% of total sales in the third quarter of 2001 compared to 34% of total sales in the third quarter of 2000. Expansion outside of the U.S. continues to be a growth opportunity for the Company.

During the third quarter, depreciation and amortization for Ruddick Corporation totaled $21.0 million and capital expenditures totaled $16.7 million. During the quarter Harris Teeter spent $12.0 million in capital expenditures, down from the $37.9 million it spent in the first six months of the year. This decline is consistent with Harris Teeter's announced intent to reduce spending for the year to $67 million, 33% below last year's level. A&E's capital expenditures in the third quarter were $4.7 million and $16.5 million year to date. A&E is estimating capital spending of $23 million for the year which includes the new China facility. The reduction in capital spending reflects the Company's ability to adapt and respond to changing economic conditions.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future adverse tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; and changes in the Company's capital expenditures and store openings and closings.

Ruddick Corporation is a holding company which operates two subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of industrial sewing thread.

For more information on Ruddick Corporation, visit our web site at: http://www.ruddickcorp.com.

                             RUDDICK CORPORATION
                        SUMMARY OF SALES AND EARNINGS
                                 (Unaudited)
                                (In thousands)

                                       Quarter Ended
    Nine Months Ended
                                     July 1,    July
2,   July 1,     July 2,
                                       2001
   2000      2001        2000
Net Sales
      American & Efird               $80,025   $90,363   $246,225    $261,109
      Harris Teeter                  622,309   592,540  1,863,004   1,749,570
        Total                        702,334   682,903  2,109,229   2,010,679

    Gross Profit
      American & Efird                20,473    26,476     66,415      78,044
      Harris Teeter                  177,186   161,309    517,749     486,156
        Total                        197,659   187,785    584,164
   564,200

    Operating Profit
      American & Efird                 5,248    12,163     21,510      35,906
      Harris Teeter                   20,307    13,702     55,478      45,237
      Non-recurring charges          (47,140)             (47,140)
        Total                        (21,585)   25,865     29,848
     81,143

    Other Costs and Deductions
      Interest expense, net            3,214     3,956     11,220      11,542
      Other expense, net               2,618     1,584      5,722       4,853
      Minority interest                  269       176      1,080
     511
        Total                          6,101     5,716
  18,022      16,906

    Income before taxes              (27,686)   20,149     11,826      64,237
    Taxes *                          (10,828)    7,859     24,757
    25,229
    Net income                      ($16,858)  $12,290   ($12,931)    $39,008

    Earnings Per Share - Basic         ($.36)     $.27      ($.28)       $.84
    Weighted Average Number of
     Basic Shares Outstanding         46,285    46,207     46,265      46,294
    Earnings Per Share - Diluted       ($.36)     $.27      ($.28)       $.84
    Weighted Average Number of
     Diluted Shares Outstanding       46,434    46,244     46,349      46,384
  Current fiscal quarter includes taxes of ($18,485) related to non- recurring charges and nine months year-to-date also includes additional taxes of $20,000 on IRS settlement of company owned life insurance.

                             RUDDICK CORPORATION
                         CONSOLIDATED BALANCE SHEETS

                                 (Unaudited)
                                (In thousands)

         July 1,           July 2,

          2001              2000

    ASSETS
    Current assets
      Cash and temporary cash investments         $13,073            $11,889
      Accounts receivable, net                     69,366
87,497
      Inventories                                 235,460
          242,492
      Other
    39,867             32,527
          Total current assets                    357,766
   374,405
    Property, net of accumulated
     Depreciation                                 545,787
         564,263
    Investments and other assets                   69,546             75,841

          Total Assets                           $973,099
      $1,014,509

    LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities
      Notes payable                                $3,095
          $   --
      Current portion of long-term debt               432              2,882
      Accounts payable and accrued
       expenses
240,248            204,360
      Income taxes payable                         22,527
     11,949
          Total current liabilities               266,302            219,191
    Long-term debt                                185,736
        237,169
    Deferred income taxes and liabilities          64,326             87,509
    Minority interest                               8,569
         5,077
    Shareholders' equity                          448,166
   465,563

          Total Liabilities and Equity           $973,099         $1,014,509

                             RUDDICK CORPORATION
                            OPERATING STATISTICS*
                                 July 1, 2001
                            (Dollars in millions)

                        Consolidated

    American    Harris     Ruddick

   & Efird      Teeter   Corporation
3rd Quarter 2001
    Earnings before interest, taxes,
         depreciation and amortization
          (EBITDA)                              $8.1
     ($9.2)      ($3.5)
    Depreciation and amortization                5.2        15.5        21.0
    Capital expenditures                         4.7        12.0
     16.7
    Working capital increase (decrease)         (2.1)      (16.7)      (25.4)
    Total assets                               296.3
666.2       973.1
    Capital employed+                          222.2       388.8
    642.9
    Stores in operation                          n/a         163
        163
Year To Date
    Earnings before interest, taxes,
         depreciation and amortization
          (EBITDA)                             $33.7
    $56.5       $85.5
    Depreciation and amortization               15.4        46.0        62.4
    Capital expenditures                        16.5        49.9
    66.4
    Working capital increase (decrease)          1.1       (52.7)      (41.4)
    Total assets                               296.3
666.2       973.1
    Capital employed+                          222.2       388.8
    642.9
    Stores in operation                          n/a         163
        163
  Due to the activities of Ruddick's corporate headquarters, the operating statistics by subsidiary are not additive.
+ Long-term debt including current portion, capital leases, minority interests and shareholders' equity.

SOURCE Ruddick Corporation

CONTACT: John B. Woodlief, Vice President - Finance of Ruddick Corporation, +1-704-372-5404